[FHLBank Atlanta logo]

News Release

Oct. 29, 2009

FOR IMMEDIATE RELEASE CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Third Quarter 2009 Operating Highlights

ATLANTA, Oct. 29, 2009 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary operating results for the quarter ended Sept. 30, 2009. These results have been prepared from unaudited financial statements.

The Bank reported net income of approximately $11.1 million for the third quarter of 2009, an increase of approximately $57.2 million or 124.1 percent, from a net loss of approximately $46.1 million for the third quarter of 2008. The increase in net income was due primarily to an approximately $169.9 million decrease in other expense as compared to the third quarter of 2008, which had increased last year primarily as a result of the establishment of an approximately $170.5 million reserve for possible credit loss on amounts due from Lehman Brothers Special Financing (LBSF). The Bank also experienced an approximately $89.6 million increase in net gains on derivatives and hedging activities for the third quarter of 2009 as compared to the third quarter of 2008. The Bank's net gains (losses) on derivatives and hedging activities for the third quarter of 2009 were approximately $44.3 million and approximately $(45.3) million for the third quarter of 2008.

The increase in net income was partially offset by an approximately $135.2 million decrease in net interest income, and an approximately $40.6 million increase in net impairment losses recognized in earnings related to the Bank's portfolio of private-label mortgage-backed securities (MBS). The decrease in net interest income was due primarily to accelerated amortization on advances that were prepaid as well as a decrease in interest rates and interest-earning assets on the Bank's balance sheet.

The Bank recognized a total other-than-temporary impairment (OTTI) loss of approximately $104.8 million and $1.2 billion related to its private-label MBS investment portfolio for the third quarter and first nine months of 2009, respectively. The credit related portion of the OTTI loss was approximately $128.0 million and $263.1 million for the third quarter and first nine months of 2009, respectively, and is recognized in the Bank's earnings. This portion of the OTTI loss was due to forecasted further declines in home prices, increases in delinquencies, default rates, and projected losses on home mortgage loans, and decreases in the prepayments of such home mortgage loans, and actual deterioration in the performance of the loans underlying the Bank's private-label mortgage-backed securities portfolio. The noncredit portion of approximately $(23.2) million and $943.4 million for the third quarter and first nine months of 2009, respectively, is recorded as a component of other comprehensive loss.

"This quarter's performance reflects the potential for future credit losses associated with the Bank's private-label mortgage-backed securities and slower borrowing demand as members benefit from increased deposits and access to other liquidity sources," said Richard A. Dorfman, the Bank's President and Chief Executive Officer. "However, the Bank's capital position and retained earnings will help us manage operations while credit markets stabilize and the economy improves."

As of Sept. 30, 2009, the Bank had total assets of approximately $163.4 billion, a decrease of approximately $45.2 billion, or 21.7 percent, from Dec. 31, 2008. This decrease was due primarily to a decrease in advances and held-to-maturity securities during the period. Advances decreased due to regularly-scheduled repayments, prepayments as a result of member failures, and a decrease in demand for new advances resulting from members' increased deposit balances, slower loan growth, and access to alternative sources of funding. Held-to-maturity securities decreased during the period primarily due to principal repayments and maturities, continued decline in new purchases of MBS by the Bank, and other-than-temporary impairment losses.

The Bank's retained earnings balance was approximately $798.9 million as of Sept. 30, 2009, an increase of approximately $364.0 million, or 83.7 percent, from Dec. 31, 2008. The increase in retained earnings was due to an approximately $178.5 million increase upon the adoption of new accounting guidance related to the determination of the OTTI loss on certain debt securities, including the Bank's private-label MBS, and the recording of approximately $201.3 million in net income for the first nine months of 2009. These increases were partially offset by the payment during the third quarter of 2009 of approximately $15.8 million in dividends for the second quarter of 2009.

The Bank's third quarter 2009 performance resulted in an annualized return on equity (ROE) of approximately 0.55 percent as compared to an approximately negative 2.13 percent for the third quarter of 2008. This increase in ROE is due primarily to the increase in net income and a decrease in average capital, resulting primarily from the increase in accumulated other comprehensive loss during the period related to noncredit portion of the Bank's OTTI loss described above. The ROE spread to average three-month LIBOR increased between the periods, equaling approximately 0.14 percent for the third quarter of 2009 as compared to an approximately negative 5.04 percent for the third quarter of 2008. The increase in this spread was due primarily to the increase in ROE and a decrease in three-month LIBOR.

The Bank expects to file its full financial report on Form 10-Q in mid-November.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help more than 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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Some of the statements made in this announcement are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies and losses on mortgage-backed securities; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.